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                                                                   Exhibit 10.10


                         SEVERANCE/CONSULTING AGREEMENT


         THIS AGREEMENT, made as of this 22nd day of June, 1997, by and between SubMicron Systems Corporation, a Delaware corporation (the "Company"), and David
F. Levy, an individual residing at 17270 Bermuda Village Drive, Boca Country Club, Bermuda Village, Boca Raton, FL 33487 ("Levy").

                              B A C K G R O U N D:

         Until May 6, 1997, Levy served as Chairman of the Board, President and Chief Executive Officer of the Company and as an executive officer or director of certain of the Company's subsidiaries. As of May 6, 1997, Levy resigned as President and Chief Executive Officer of the Company. Levy wishes to resign from all of his positions as an officer and director of the Company and as an officer or director of any of its subsidiaries. The Company and Levy are parties to an Employment Agreement dated as of August 31, 1993 (the "Prior Agreement") pursuant to which Levy has been employed by the Company. In order to ensure that the Company will continue to have the benefits of Levy's expertise and experience, and in recognition of Levy's past services to the Company, the Company desires to engage Levy as a consultant, and Levy desires to become a consultant to the Company, upon the terms and conditions set forth herein. Accordingly, this Agreement is intended to replace the Prior Agreement, and as of the date hereof, the Prior Agreement shall be of no further force or effect.

         NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Levy agree as follows:

         1. Resignation of Current Positions; Continuation of Service. Levy hereby resigns all of his positions as a director and officer of the Company and as an officer or member of the board of directors of any of its subsidiaries, including without limitation his positions as Chairman of the Board and a director of the Company (Levy had previously resigned as President and Chief Executive Officer of the Company).

         2. Duties. During the term of this Agreement, Levy agrees to render such services, including without limitation such consultation and advice, as may be reasonably requested of him by the Board of Directors or the Chief Executive Officer of the Company; provided, however, Levy's services hereunder shall be requested and performed only during regular business hours on weekdays (subject to such periods when Levy shall be unavailable by reason of illness, vacation or otherwise). It is agreed that Levy's services hereunder shall normally be performed at the Company's principal executive offices and that out-of-town travel shall not be required, except with Levy's consent. If Levy is at his residence in Florida when requested to perform services for the Company, he shall be reimbursed for his reasonable travel expenses in returning to the Company's principal executive offices.

         3. Term. This Agreement shall commence as of the date hereof and shall continue until June 30, 2000, unless sooner terminated as hereinafter provided (the "Term").
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         4. Compensation.

            (a) Cash. For all of the services rendered by Levy to the Company, and all of the restrictions or obligations of Levy hereunder, Levy shall receive payments at the annual rate of Three Hundred Sixty Thousand Dollars ($360,000), payable in installments in accordance with the Company's regular payroll practices in effect from time to time.

            (b) Automobile. During the Term, the Company shall continue leasing the BMW currently being leased by the Company for Levy's use and shall be responsible for paying all expenses in connection with its use during the Term, including, but not limited to, maintenance, insurance and fuel. If this Agreement is still in effect at the end of the Term, the Company will deliver free and clear title to such automobile to Levy. Further, subject to Levy's reimbursement to the Company of the applicable insurance premiums, the Company will, to the extent it is permitted by its policies, continue to provide insurance with respect to Levy's other automobiles during the Term.

            (c) Benefits; Insurance.

                (i) Medical, Life, Dental and Vision Benefits. During the Term,
(A) Levy and his eligible spouse and dependents will be entitled to receive such group medical, dental and vision benefits as the Company may generally provide to its employees and executive officers from time to time, and (B) the Company will continue paying the premiums on the split-dollar life insurance policy currently being provided by the Company to Levy. From the expiration of the Term until May 31, 2004, except if the Company has terminated this Agreement for Cause, Levy and his eligible spouse and dependents will continue to be entitled to receive such group medical, dental and vision benefits as the Company may provide to its employees and executive officers from time to time, unless Levy is employed by another employer (other than a company formed by Levy) and in connection therewith is entitled to participate in medical, dental or vision benefits in connection with such employment.

                (ii) Other Welfare Benefits. During the Term, Levy will be entitled to receive such other welfare benefits as the Company currently provides or such additional welfare benefits as the Company may during the Term provide for its employees and executive officers, to the extent Levy is entitled to be covered by such benefits.

            (d) New York Residence. During the Term, the Company will pay Levy's condominium maintenance and garage fees with respect to his New York residence at 340 E. 64th Street, Apt. 33D, New York, New York. Those fees currently aggregate approximately $1,500 per month, but it is understood that the amount of such fees may vary during the Term.

            (e) Personal Property. Upon Levy's written request at any time during the Term or upon his termination of service with the Company (whether or not during the Term), to the extent permitted by any third parties having rights with respect to such items, the Company shall transfer the ownership of the items listed on Exhibit A hereto to Levy and deliver such items to Levy, at the Company's expense, as reasonably directed by Levy. In connection with such



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transfer, the Company shall use reasonable efforts to preserve Levy's PIN Number
54006 on his pager for his continued use.

         5. Expenses. The Company will reimburse Levy for all reasonable expenses incurred by Levy in connection with the performance of Levy's services hereunder upon receipt of vouchers therefor and in accordance with the Company's regular reimbursement procedures and practices in effect from time to time. Such expenses shall include, without limitation, expenses related to the portable communication facilities presently provided to Levy, including his portable cellular phone, car phone and pager to the extent used to provide services to the Company hereunder. To facilitate Levy's payment of the expenses authorized in this Section 5, the Company shall continue to authorize, during the Term, Levy's use of the Company's credit cards listed on Exhibit B hereto, to the extent the Company generally maintains credit cards with such companies. In the event Levy utilizes any of the credit cards or portable communications facilities for non-Company business, Levy will promptly reimburse the Company for any such charges or expenses paid or incurred by the Company.

         6. Termination of Service.

            (a) Death. Levy's service shall be terminated at Levy's death.

            (b) Discharge for Cause. The Company may terminate Levy's service to the Company at any time for Cause. For purposes of this Agreement, "Cause" shall be defined as a material breach by Levy of Section 8 or 9 of this Agreement after 30 days' prior written notice to Levy of such material breach and Levy's failure to cure such breach.

         7. Obligations of Employer Upon Termination.

            (a) Death. If Levy's service shall be terminated by reason of death, the Company shall pay to Levy's designee identified in a written designation filed by Levy with the Company during Levy's lifetime or, if there be no such designation, to Levy's estate, for the lesser of (i) a period of one year after Levy's death or (ii) until May 31, 2000, payments based on Levy's annual payment of $360,000 in accordance with the Company's normal payroll practices as if the Levy had remained in the service of the Company. This shall be the Company's sole obligation to Levy and his estate.

            (b) Cause. If the Company shall terminate Levy's employment for Cause, the Company shall pay Levy, subject to any offsetting claim asserted by the Company in good faith in the event of a termination for Cause, the amount payable to Levy under Section 4(a) through the date of termination. This shall be the Company's sole obligation to Levy.

            (c) Other Termination.

                (i) In the event of the termination by the Company of Levy's service other than pursuant to Section 6(b), Levy will continue to receive, until June 30, 2000 (the



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"Severance Period"), payments at the rate of $360,000 per annum in accordance with the Company's normal payroll practices as if Levy had remained in the service of the Company during the Severance Period; provided, however, the Company shall be entitled to cease making such payments in the event that Levy violates the provisions of Section 8 or 9. In addition, the Company shall continue to provide to Levy during the Severance Period the benefits Levy was receiving or was entitled to receive immediately prior to the termination of his service pursuant to Section 4(c), including without limitation, the provision of health insurance for Levy and his eligible spouse and dependents; provided, however, the Company may cease providing such benefits in the event it is entitled to cease making payments to Levy in accordance with the previous sentence. The payments and benefits set forth in Section 7(c) are referred to herein as the "Severance Benefits."

                (ii) In the event of the death of Levy after he becomes entitled to Severance Benefits, the Severance Benefits will be paid to Levy's estate, and all benefits as described in Section 4(c) that benefit Levy's spouse and/or dependents will continue for the above specified period.

            (d) Penalty for Late Payments. If the Company does not timely make the payments called for under this Section, the unpaid balance will accrue interest at the rate of 18% per year. Such late charges will be due and payable to Levy on the first day of each 30-day period thereafter.

         8. Company Property. All advertising, sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information, samples, or any other materials or data of any kind furnished to Levy by the Company or developed by Levy on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Levy's prior employment or his service hereunder, are and shall remain the sole and confidential property of the Company; if the Company requests the return of such materials at any time during or at or after the termination of Levy's employment or service, Levy shall immediately deliver the same to the Company.

         9. Noncompetition, Trade Secrets, Etc.

            (a) During the Term and for a period of one year after the termination of his employment or service with Company for any reason (whether or not during the Term), Levy shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any client, customer, employee, consultant, independent contractor, salesman or supplier of the Company to cease to do business or terminate his employment with the Company, and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating anywhere which is involved in business activities which are the same as, similar to, or in competition with business activities carried on by the Company, or being definitively planned by the Company, at the time of the termination of Levy's employment or service with the Company. However, nothing contained in this
Section 9 shall prevent Levy from holding



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for investment no more than five percent (5%) of any class of equity securities of a company whose securities are publicly traded.

            (b) During the Term and at all times thereafter, Levy shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any material referred to in Section 8 above or any information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Company or any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients or any other confidential information relating to or dealing with the business operations or activities of the Company, made known to Levy or learned or acquired by Levy while in the employ or service of the Company.

            (c) Any and all writings, inventions, improvements, processes and/or techniques which Levy may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during his prior employment with the Company or during the Term, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Levy shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. Levy shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Levy shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

            (d) Levy acknowledges that the restrictions contained in the foregoing subsections (a), (b) and (c), in view of the international nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and Levy therefore acknowledges that, in the event of his violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

            (e) If the period of time or the area specified in subsection (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such



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number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Levy violates any of the restrictions contained in the foregoing subsection (a), the restrictive period shall not run in favor of Levy from the time of the commencement of any such violation until such time as such violation shall be cured by Levy to the satisfaction of the Company.

            (f) For purposes of Sections 8 and 9 of this Agreement, the term "Company" shall mean SubMicron Systems Corporation and its direct and indirect subsidiaries.

         10. Release; Continued Indemnification.

            (a) Levy, and all other persons and entities claiming through or under him, hereby releases and forever discharges the Company, its subsidiaries, affiliates, predecessors, successors and assigns, and their present and former directors, officers, employees, agents, and representatives (hereinafter collectively "Releasees"), both in their official corporate capacities and in their individual capacities, of and from any and all obligations, claims, demands, promises, attorney's fees, actions or causes of actions of any nature whatsoever (hereinafter collectively "Claims"), including but not limited to, any and all Claims in any way arising from, relating to, or based upon Levy's relationship with the Company and/or modification of that relationship, and/or any and all Claims for breach of contract, unfair competition, wrongful and/or retaliatory termination, defamation, infliction of emotional distress, interference with contractual relations, discrimination (including, without limitation, discrimination based upon race, national origin, ancestry, religion, sex, age (specifically including claims under the Age Discrimination in Employment Act), marital status, sexual orientation, or non-job related handicap) and/or on any other theory of liability that against Releasees, Levy and all other persons and entities claiming through or under him, ever had, now have, or hereafter can, shall, or may have, from the beginning of the world to the date of execution of this Agreement.

            (b) The Company hereby releases and forever discharges Levy of and from any all obligations, claims, demands, promises, attorney's fees, actions or causes of actions of any nature whatsoever (hereinafter collectively "Claims against Levy"), including but not limited to, any and all Claims against Levy in any way arising from, relating to, or based upon Levy's relationship with the Company and/or the modification of that relationship and/or any and all claims for breach of contract, unfair competition, wrongful and/or retaliatory termination, defamation, infliction of emotional distress, interference with contractual relations, and/or on any other theory of liability that against Levy, the Company ever had, now has, or hereafter can, shall, or may have, from the beginning of the world to the date of execution of this Agreement.

            (c) Indemnification. With respect to matters arising prior to the date hereof, the Company shall continue to provide Levy with indemnification and advancement of expenses to the same extent as the Company provides to its officers and directors under its By-laws.




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         11. Options.

             (a) Service. During the Term, Levy's service to the Company shall be deemed to constitute employment or service with the Company for purposes of all options granted to Employee under the Company's 1993 Key Employee Stock Option Plan (the "1993 Option Plan") and the Company's 1991 Amended and Restated Stock Option Plan.

             (b) Extension of Options. Employee has been granted an option (the "1993 Options") to purchase 268,125 shares of the Company's Common Stock at $6.00 per share under the 1993 Option Plan pursuant to an Option Agreement dated August 31, 1993 between the Company and Levy (the "Option Agreement"). The 1993 Options expire on August 31, 1998 (the "Expiration Date" under the Option Agreement), unless sooner terminated as provided therein. The Company hereby agrees that the Expiration Date of the 1993 Options shall be extended until the end of the Term. All other terms of the 1993 Options shall remain unchanged.

         12. Miscellaneous.

             (a) Press Release. The parties shall agree on a mutually acceptable press release regarding Levy's resignation as Chairman of the Board and as a director of the Company.

             (b) Non-Disparagement. With the exception of claims that may arise out of noncompliance with this Agreement, neither party shall disparage the other or place the other in an unfavorable light.

             (c) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

             (d) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

             (e) Review Period. Levy acknowledges that an unexecuted copy of this Agreement was presented to him for his review on or before June 19, 1997, and that the Company has given him at least 21 days in which to consider this Agreement.




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             (f) Consulting with Counsel. Levy acknowledges that the Company has advised him, in writing, to consult with an attorney prior to signing this Agreement.

             (g) Revocation of Agreement. This Agreement will not become effective or enforceable for a period of seven days after its execution by Levy. Levy may revoke this Agreement during such seven-day period by providing the Company with written notice of revocation within such period. In the event that Levy does not provide the Company with notice of revocation within such seven-day period, this Agreement shall then be fully binding on, and non-revocable by, Levy.

             (h) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

                                    (i)     If to Levy:

                                            David F. Levy
                                            17270 Bermuda Village Drive
                                            Boca Country Club, Bermuda Village
                                            Boca Raton, FL 33487

                                    (ii)    If to Company:

                                            SubMicron Systems Corporation
                                            6620 Grant Way
                                            Allentown, PA 18106
                                            Attention: President

             In addition, notice by mail shall be by air mail if posted outside of the continental United States.

             Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

             (i) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon Levy, his heirs and legal representatives.

             (j) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.



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This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

             (k) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

             (l) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained, including without limitation the Prior Agreement. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

             (m) Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

             (n) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                         SUBMICRON SYSTEMS CORPORATION


                                         By:/s/ David J. Ferran
                                            ------------------------------------
                                              Name:  David J. Ferran
                                              Title:  President


                                         Levy:


                                         /s/ David F. Levy
                                         ---------------------------------------
                                         David F. Levy




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